Exhibit 15.(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-120559, 333-164250 and 333-164351) pertaining to the Employees Stock Option Plan of Syneron Medical Ltd. of our reports dated March 28, 2011, with respect to the consolidated financial statements of Syneron Medical Ltd. for the year ended December 31, 2010 and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

Haifa, Israel	KOST, FORER, GABBAY and KASIERER

March 28, 2011	A member of Ernst & Young Global